Exhibit 99.1

Celcuity Appoints Polly Murphy, D.V.M., Ph.D., to Board of Directors

Seasoned executive brings over two decades of pharmaceutical business development and commercial strategy experience to Celcuity’s Board of Directors

MINNEAPOLIS, September 14, 2022 - Celcuity Inc. (Nasdaq:CELC), a clinical-stage biotechnology company focused on development of targeted therapies for a number of different cancers, today announced the appointment of Polly Murphy, D.V.M., Ph.D. to its Board of Directors.

“We are delighted to welcome Dr. Murphy to our Board and look forward to leveraging her business development expertise and broad industry experience as we continue to advance our pipeline,” said Brian Sullivan, CEO and Co-Founder of Celcuity.

Dr. Murphy joins Celcuity with over 20 years of business development and commercial strategy experience at leading global pharmaceutical companies, including 12 years in leadership positions with increasing responsibility at Pfizer. While at Pfizer she led business development for Worldwide R&D and the global Specialty Care Business Unit, and later Global Marketing and Commercial Development for the Pfizer Oncology Business Unit. Dr. Murphy was also Vice President and Head, Strategy and Business Development for Pfizer China where she was in charge of business and commercial development, as well as strategy and innovation for the company’s biopharmaceutical business in China. Prior to Pfizer, Dr. Murphy held senior leadership positions at several pharmaceutical and academic research entities, including The Scripps Research Institute, Salk Institute, and Aurora Biosciences.

Dr. Murphy is currently the Chief Business Officer of UroGen Pharma, where she has served since 2020, and a member of Atea Pharmaceuticals’ Board of Directors. She received a D.V.M. in 1989 and Ph.D. in Veterinary Pathology in 1994 from Iowa State University and an MBA from Nova Southeastern University in 1998.

“I am thrilled to be joining Celcuity’s Board of Directors as the company continues to make strides with its lead product candidate, gedatolisib. This is an exciting time for Celcuity, and I look forward to working with the other Board members, Brian, and the management team to advance the development pipeline and the CELsignia platform,” stated Dr. Murphy.

About Celcuity

Celcuity is a clinical-stage biotechnology company focused on development of targeted therapies for treatment of multiple solid tumor indications. The company’s lead therapeutic candidate is gedatolisib, a potent, reversible dual inhibitor that selectively targets all Class 1 PI3K isoforms and mTOR. Its mechanism of action and pharmacokinetic properties are highly differentiated from other currently approved and investigational therapies that target PI3K or mTOR alone or together. The company expects to initiate a Phase 3 study evaluating gedatolisib in patients with HR+/HER2- advanced breast cancer and expects to dose the first patient in the next few months. Its CELsignia companion diagnostic platform is uniquely able to analyze live patient tumor cells to identify new groups of cancer patients likely to benefit from already approved targeted therapies. Celcuity is headquartered in Minneapolis. Further information about Celcuity can be found at www.celcuity.com. Follow us on LinkedIn and Twitter.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including, but not limited to, the timing of initiating and enrolling patients in, and receiving results from, Celcuity’s planned Phase 3 clinical trial (VIKTORIA-1), as well as other expectations with respect to Celcuity’s lead product candidate, gedatolisib and its CELsignia platform. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements are subject to numerous risks, uncertainties, and conditions, many of which are beyond the control of Celcuity. These include, but are not limited to, those risks set forth in the Risk Factors section in Celcuity’s Quarterly Report for the period ended March 31, 2022 filed with the Securities and Exchange Commission on May 16, 2022. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

(763) 392-0123

ICR Westwicke

Robert Uhl, robert.uhl@westwicke.com

(619) 228-5886